FISCAL YEAR '95




                  WHEREHOUSE ENTERTAINMENT, INC.


                           HOME OFFICE

                           PARTNERSHIP
                             PROGRAM




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DATE:          OCTOBER 3, 1994


FROM:          RENEE NESLAND
               AVP HUMAN RESOURCES


RE:            FY'95 HOME OFFICE BONUS PLAN




This year's Home Office Bonus is a cooperative program with the field organization. This year's bonus is driven off only one factor... year end HEBIT. The measurement period for the HEBIT is February 1, 1994 to January 31, 1995. The HEBIT targets and bonus pool dollars have been structured to reflect our Company Profit Formula. When rolled up, the factors equal the agreed upon profit target expected by our owners and banks.

A bonus will be paid only if the Company exceeds its agreed upon HEBIT (Historically Adjusted Earnings Before Interest and Taxes) plan. HEBIT must exceed $23 million dollars to begin to qualify for Home Office Bonus Distribution. The Home Office Bonuses will be paid on or about April 15, 1995.

Attached you will find the details of the FY'95 Bonus Program including your bonus potential.



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                  WHEREHOUSE ENTERTAINMENT, INC.
                      HOME OFFICE BONUS PLAN


The maximum bonus pool potential is $550,000. This $550,000 is composed of:

     o    11% of the HEBIT dollars between $23 and $25 million;
          and

     o    17% of the HEBIT dollars between $25 and $27 million

This pool will be allocated among eligible participants according to their maximum percent (%) potential. Your maximum bonus potential is 8% of your base pay. (A calculation example is on page 2). Unallocated dollars in the bonus pool will be discre-tionary dollars to be awarded by the CEO.

DISTRIBUTION CRITERIA:

1. An Associate must be employed by the Company on the day the bonuses are distributed. Any associate whose employment with the company terminates for any reason whatsoever before the bonus distribution date, shall forfeit any bonus payment. In the event of death, disability or a normal retirement, the Associate or his/her estate, will be entitled to the appropriate bonus earned.

2. Any Associate who has been placed on disciplinary probation, who has received a final warning, or who has received an overall unsatisfactory performance appraisal from his supervisor for the fiscal year ending January 31, 1995 will not be eligible to receive any bonus payment.

3. Bonus payment for any participating Associate who did not hold his or her position for the entire measurement period, will be pro-rated.

4. All bonus payments will be paid out by payroll checks, less applicable taxes and other deductions.

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                  WHEREHOUSE ENTERTAINMENT, INC.
                      Home Office Bonus Plan
                              Page 2


5. Bonuses may be paid out as long as the Company is not in violation of Bank and subdebt payments and covenant require-ments. If, as a result of unanticipated changes in the capital requirements of the Company or other unanticipated future events of a material nature, the Board of Directors of the Company believes, in its sole discretion, the payment of the bonuses contemplated by this Plan would be inappro-priate, the Plan may be amended in whole or part with approval of a majority vote of the Board of Directors of the Company.


ASSUMPTION

     Eligible participant:    $50,000 annual salary
                              8% bonus potential

CALCULATION

Bonus Pool at $25 million HEBIT

     [11% of dollars between $23 and $25 million] = $220,000

$220,000 is 40% of the $550,000 Bonus Pool

[% Potential Bonus] = 8%

8% x $50,000 [Annual Salary] = $4,000 [Maximum Bonus]

$4000 [Maximum Bonus] x 40% = $1,600 [Bonus]